DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
This Agreement is entered into as of January 1, 2016, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and _________________ (“Recipient”).
Pursuant to the Company’s Non-Employee Director Compensation Policy, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has awarded restricted stock units to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient ____ restricted stock units (the “RSUs”). The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Common Stock of the Company (a “Share”) for each RSU. The RSUs do not include a right to any dividend equivalent cash payments. The RSUs are subject to forfeiture as set forth in Section 2.5 below.
2.Vesting; Forfeiture Restriction.
1.Vesting Schedule. All of the RSUs shall initially be unvested. Subject to Sections 2.2, 2.3, and 2.5, all of the RSUs shall vest on the day before the date of the Company’s 2016 annual meeting of shareholders.
2.Effect of Death or Disability. If Recipient’s service as a director of the Company terminates because of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”)), all of the RSUs shall immediately vest.
3.Acceleration on Change in Control. All of the RSUs shall immediately vest if a Change in Control (as defined in Section 2.4 below) occurs.
4.Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
5.Forfeiture; Possible Restoration. If Recipient ceases to be a director of the Company for any reason or for no reason, with or without cause, other than because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), any RSUs that did not vest pursuant to this Section 2 at or prior to the time of such termination of board service shall be forfeited to the Company.
3.Delivery. As soon as practicable after the RSUs become vested, the Company shall deliver to Recipient the number of Shares underlying the RSUs. Notwithstanding the foregoing, if Recipient shall have made a valid election to defer receipt of the Shares underlying the RSUs pursuant to the terms of the Company’s Deferred Compensation Plan for Directors and Executives (the “DCP”), payment of the award shall be made in accordance with that election.
4.Changes in Capital Structure.
1.If, prior to the vesting of the RSUs granted under this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
2.If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) service as a director of the Company for purposes of Section 2 of this Agreement shall include service as a director of either the Company or Parent Successor.
5.Approvals. The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement. The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

6.Miscellaneous.
1.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
2.Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
3.Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
4.Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
5.Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
6.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL GAS COMPANY

By: _________________________________

Title    Chief Executive Officer

__________________

_________________________________